CNA Financial First Quarter 2025 Earnings Remarks
Douglas M. Worman, President and Chief Executive Officer:
In a quarter marked by substantially elevated industry catastrophe losses, we produced solid core income while achieving an overall underwriting gain. The consistent strength of our underlying portfolio generated the eighth consecutive quarter of pre-tax underlying underwriting gain of $200 million or greater, and we continue to grow our top-line at a strong pace.
Core income was $281 million in the quarter with pretax net investment income of $604 million, which was in line with the prior year quarter. Growth in fixed income was offset by lower but still strong returns in our limited partnership and common stock portfolio.
The P&C all-in combined ratio was 98.4% in the quarter, including $97 million, or 3.8 points, of catastrophe loss. This includes $53 million for the California wildfires, which is consistent with our previous estimate, and $44 million for other events, the majority of which is related to March severe storm activity. Prior period development for P&C overall was unfavorable by $63 million, or 2.5 points of the combined ratio, and was driven by accident year 2024 in our commercial auto and auto warranty businesses. The P&C underlying combined ratio was 92.1%. The underlying loss ratio was 61.5% and the expense ratio was 30.2%.
Gross written premiums excluding captives grew 7%, or 8% excluding currency fluctuation. Net written premium growth remained strong at 9% and 10% excluding currency fluctuations. New business was up 7% in the quarter to $565 million with positive growth in all three operating segments.
Rate increase was 4% in the quarter, up one point compared to the fourth quarter, and renewal premium change was up two points to 6%. In the U.S., which has been more significantly impacted by social inflation, rates were up a point to 5%, the highest level in six quarters. The increase was fueled by excess casualty, which was up three points compared to the fourth quarter, and commercial auto, which was up one point. Retention continued to be strong at 86% in total, similar to the fourth quarter even with the higher rate increase.
Turning to our three operating segments, the all-in combined ratio for Commercial was 101.1%. Catastrophe losses of $86 million in the quarter added 6.3 points to the combined ratio, reflective of the California wildfires and other storm activity throughout the quarter. Unfavorable prior period development of $53 million added 3.8 points to the combined ratio. The loss development in the quarter was driven by commercial auto and was largely attributable to accident year 2024 in our construction business unit. The underlying combined ratio was 91.0%, up 0.2 points compared to the prior year quarter. The expense ratio improved 0.6 points to 27.6%. The underlying loss ratio was 62.9% and reflects a 0.9 point increase compared to the first quarter of 2024 and a 0.4 point increase compared to the latter half of 2024.
We continue to observe elevated bodily injury loss cost trends in commercial auto in recent periods. This higher level of claim severity was the primary catalyst for both the unfavorable prior year reserve development as well as the increase in the underlying loss ratio for the Commercial segment, which more than offset underlying loss ratio improvement in the remainder of the casualty portfolio compared to the prior year quarter. In response to these dynamics, we are pushing for more rate, and obtained a rate increase of 18% in the first quarter. In addition, we continue to optimize our underwriting appetite and other terms and conditions across geographies.
Although we raised our commercial auto long-run loss cost trend this quarter, there were other puts and takes on long-run loss cost trends across our Specialty, Commercial and International segments. The balance of those changes is that the long-run loss cost trend remains around 6.5% in aggregate across all of CNA’s classes of business.
In Commercial, gross written premiums excluding captives grew by 9% in the quarter. Net written premium growth was 12%. New business grew 1% in the quarter as we wrote less new business in our national accounts portfolio due to competitive pressures and exercised caution on commercial auto due to the previously mentioned pressures in that class.

Rate increase was 6% in the quarter and renewal premium change was 7%, each consistent with the fourth quarter. Excluding workers’ compensation, rate increase was 8% and renewal premium change was 9%. As mentioned previously, rates for excess casualty were up three points to 14%, and for the commercial casualty classes in aggregate rates were up a point in the quarter to low double-digit levels and continue to exceed even our increased long-run loss cost trend assumption. Retention continues to be very stable in Commercial at 84%.
Within Specialty, the all-in combined ratio was 95.1%. Unfavorable prior period development of $10 million added 1.3 points to the combined ratio. The loss development in the quarter was attributable to auto warranty in accident year 2024. Since the pandemic, vehicle owners have been keeping their vehicles for longer periods of time, recently resulting in a higher frequency of warranty claims on top of the sustained higher severity levels from replacement part costs and labor rates following the pandemic. We have reacted quickly to that dynamic and increased our 2024 accident year reserves accordingly.
The underlying combined ratio in Specialty was 93.8%, consistent with the fourth quarter. The expense ratio was 33.4% and the underlying loss ratio was 60.1%. While the underlying loss ratio was consistent with last quarter, it was up 0.9 points compared to the first quarter of 2024 for similar reasons that we previously discussed in the latter half of 2024. While rates improved in financial and management liability lines this quarter, in aggregate they are still negative and the protracted period of rates below the mid single-digit long-run loss cost trends portends margin compression. Accordingly, we have continued to react to that dynamic in our current accident year loss ratios rather than waiting to see how it plays out over time.
Within Specialty, gross written premiums excluding captives and net written premiums each grew by 6% in the quarter reflecting the strongest quarterly growth in nearly three years. New business growth of 19% was also at the strongest level in three years as we capitalized on opportunities in our affinity business and healthcare portfolios.
In Specialty, rate increase was 3% this quarter, up two points compared to last quarter and the strongest quarterly rate since 2022. The improvement is mostly due to improving rate levels in aggregate within financial and management liability lines. After many quarters of rate declines, public D&O and cyber rates turned slightly positive this quarter. Retention in Specialty remains consistent and strong at 89%.
For International, the all-in combined ratio was 95.4% in the quarter, including $11 million, or 3.6 points, of catastrophe loss compared to 2.0 points in the prior year quarter. The underlying combined ratio was 91.8%. The expense ratio was 33.3% and the underlying loss ratio was 58.5%.
Gross written premiums were flat in the quarter but grew by 4% excluding currency fluctuations. Net written premiums grew 2% in the quarter and 7% excluding currency fluctuations. Rates continue to be impacted by heavy competition but our retention remained very strong at 85% and new business grew by 22%.
Scott R. Lindquist, Chief Financial Officer:
CNA’s first quarter core income of $281 million is down 21% compared to the first quarter of last year leading to a trailing twelve-month core return on equity of 10.2%.
Our P&C expense ratio for the first quarter was 30.2%, which is about flat with last year. We tend to have a certain amount of variability quarter to quarter in this ratio, but for the full year 2025 we currently expect an expense ratio of about 30.5%.
For Life & Group, core income of $6 million for the first quarter is about flat with the prior year quarter, reflecting modestly favorable persistency compared to expectations, offset by $5 million lower investment income, primarily from limited partnership investments.
Our Corporate segment produced a core loss of $36 million in the first quarter compared to a $22 million loss in the prior year quarter. The Corporate segment results this quarter include a $17 million after-tax charge related to unfavorable development for legacy mass tort abuse claims. As we have noted in prior quarters, a comprehensive review of legacy mass tort exposures is undertaken in the second quarter of each year, consistent with the recent historical timing of such review. However, we will review and react to developing facts and circumstances in the interim quarters.
Net investment income was $604 million in the first quarter compared with $609 million in the prior year quarter. The slight decrease reflects the largely offsetting impacts of lower common stock returns and higher income from fixed income securities as compared to the prior year quarter.
Fixed income and other investments generated $550 million of income, up 2% compared to the prior year quarter. Our A-rated fixed income portfolio continues to provide consistent contributions to core income, which have been steadily increasing because of favorable reinvestment rates and strong cash flow from operations. The effective income yield of our consolidated fixed income portfolio was 4.8% in the first quarter, up from 4.7% in the prior year quarter. Reinvestment rates continue to be above our P&C portfolio effective income yield of 4.3% and are slightly above our Life & Group portfolio effective income yield of 5.7%. Other investment income was lower compared to the prior year quarter due to lower interest income on short-term investments and cash.
Looking ahead, based on the current interest rate environment we expect income from fixed income and other investments to be about $555 million in the second quarter. For the full year, we expect income from fixed income and other investments to be about $2,225 million, or a 2% increase as compared to the full year 2024.
Our limited partnership and common stock portfolio returned a $54 million gain, or 2.0%, in the current quarter compared to a $68 million gain, or 2.9%, in the prior year quarter. The lower return was primarily due to our common stock portfolio results, which were down relative to the prior year quarter and in line with the broader public equity market performance. As a reminder, private equity funds, which represent 85% of our limited partnership portfolio, generally report to us on a quarter lag, so results this quarter were primarily reflective of performance from the fourth quarter of 2024. Given the recent volatility in public equity markets, we believe we may see similar volatility in our limited partnership and common stock portfolio results in the near term.
During the quarter we reduced the limited partnership allocation in our Life & Group portfolio by $300 million. These investments were redeployed to our P&C portfolio in exchange for high quality, long duration fixed income securities with attractive yields surpassing our reserving assumptions that will further aid our asset-liability management objectives.
At quarter-end, our balance sheet continues to be very solid with stockholders' equity excluding accumulated other comprehensive income (AOCI) of $12.1 billion, or $44.58 per share, an increase of 2% from year-end 2024 adjusting for dividends. Stockholders' equity including AOCI was $10.3 billion or $37.98 per share. With the decline in interest rates during the first quarter, the net unrealized investment loss in our fixed income portfolio decreased to $2.0 billion as of quarter-end. Finally, we ended the quarter with statutory capital and surplus in the combined Continental Casualty Companies of $11.0 billion.
Operating cash flow was strong once again at $638 million for the quarter compared to $504 million in the prior year first quarter. The current quarter result reflects lower reinsurance ceded premium payments as compared to the prior year quarter, whereas such ceded premium payments will occur in this year’s second quarter. Even after adjusting for the timing of reinsurance payments, operating cash flow was improved from last year’s first quarter from growing underwriting and investing cash flows.
Turning to taxes, the effective tax rate on core income for the first quarter was 21.4%, which is generally in line with our full year 2025 expectation of 21%.
Finally, we are pleased to announce our regular quarterly dividend of $0.46 per share to be paid on June 5, 2025 to shareholders of record on May 19, 2025.

Douglas M. Worman, President and Chief Executive Officer:
In the quarter we delivered solid core income of $281 million, an overall underwriting gain, strong operating cash flow, and we produced an underlying underwriting gain of $200 million or more for the eighth straight quarter. We achieved all of this despite elevated industry catastrophes and actions taken to strengthen prior year reserves, and to increase the current accident year loss ratio reflective of the current tort environment and pricing levels. We had strong growth in all three operating segments where we continue to see ample opportunities in our target specializations. Our retention remains consistently high even as we achieved a point higher rate increase in the quarter. We are encouraged by the opportunities to continue to grow profitably in 2025.

Questions and Answers
We invite shareholders and analysts to submit questions for management in advance of each quarter’s earnings release. Below we address some questions we have received as well as some timely and topical focus areas for CNA and our industry.
Did you perform a reserve review on workers’ compensation this quarter?
In general, we review each line of business twice per year, though we will take action if we see activity that differs from our expectations on the off-cycle quarters that we feel we need to react to. This quarter, we did not review workers’ compensation. Workers’ compensation is scheduled to be reviewed in the second and fourth quarters of 2025 along with several other classes of business. The $1 million of unfavorable development we reported in workers’ compensation this quarter was associated with small changes in the tabular discount.
Can you comment on the potential impact of tariffs on your business?
The U.S. tariff policy dynamics are creating a significant amount of macroeconomic uncertainty. The biggest direct impact we would expect to see in the short term from increased tariffs is higher loss costs in areas substantially exposed to cost of goods sold inflation such as commercial property and auto physical damage. The magnitude will vary depending on the claim cost mix between labor and materials. We would also expect some mitigating impacts–as an example, we would expect to increase valuations on property in response, similar to what happened in recent periods of higher economic inflation. We believe we are well positioned to navigate the future impacts with regard to tariffs.
Can you provide more color on what you are seeing in commercial auto in your construction book?
The commercial auto business within construction is comprised of heavier vehicles that generate a higher proportion of the types of bodily injury claims that have been particularly susceptible to the effects of social inflation in recent periods, resulting in elevated loss cost trends.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended March 31
($ millions)	2025	2024
Net income	$274	$338
Less: Net investment losses	(7)	(17)
Core income	$281	$355
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended March 31
	2025	2024
Net income per diluted share	$1.00	$1.24
Less: Net investment losses	(0.03)	(0.06)
Core income per diluted share	$1.03	$1.30

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended March 31, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$149	$124	$38	$311
Net investment losses (gains), after tax	1	—	(1)	—
Core income	$150	$124	$37	$311
Less:
Net investment income	151	177	34	362
Non-insurance warranty revenue (expense)	12	—	—	12
Other revenue (expense), including interest expense	(14)	(2)	1	(15)
Income tax expense on core income	(41)	(34)	(13)	(88)
Underwriting gain (loss)	42	(17)	15	40
Effect of catastrophe losses	—	86	11	97
Effect of unfavorable development-related items	10	53	—	63
Underlying underwriting gain	$52	$122	$26	$200

	Results for the Three Months Ended March 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$167	$144	$37	$348
Net investment losses, after tax	10	14	—	24
Core income	$177	$158	$37	$372
Less:
Net investment income	150	176	31	357
Non-insurance warranty revenue (expense)	13	—	—	13
Other revenue (expense), including interest expense	(14)	(4)	(2)	(20)
Income tax expense on core income	(48)	(43)	(13)	(104)
Underwriting gain	76	29	21	126
Effect of catastrophe losses	—	82	6	88
Effect of favorable development-related items	(5)	—	—	(5)
Underlying underwriting gain	$71	$111	$27	$209

Components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio
The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.
Specialty

	Results for the Three Months Ended March 31
	2025	2024
Loss ratio	61.4%	58.6%
Less: Effect of catastrophe impacts	—	—
Less: Effect of unfavorable (favorable) development-related items	1.3	(0.6)
Underlying loss ratio	60.1%	59.2%

Combined ratio	95.1%	90.7%
Underlying combined ratio	93.8%	91.3%
Commercial

	Results for the Three Months Ended March 31
	2025	2024
Loss ratio	73.0%	68.8%
Less: Effect of catastrophe impacts	6.3	6.8
Less: Effect of unfavorable development-related items	3.8	—
Underlying loss ratio	62.9%	62.0%

Combined ratio	101.1%	97.6%
Underlying combined ratio	91.0%	90.8%

International

	Results for the Three Months Ended March 31
	2025	2024
Loss ratio	62.1%	60.1%
Less: Effect of catastrophe impacts	3.6	2.0
Less: Effect of (favorable) unfavorable development-related items	—	—
Underlying loss ratio	58.5%	58.1%

Combined ratio	95.4%	93.3%
Underlying combined ratio	91.8%	91.3%

Property & Casualty

	Results for the Three Months Ended March 31
	2025	2024
Loss ratio	67.8%	64.1%
Less: Effect of catastrophe impacts	3.8	3.8
Less: Effect of unfavorable (favorable) development-related items	2.5	(0.2)
Underlying loss ratio	61.5%	60.5%

Combined ratio	98.4%	94.6%
Underlying combined ratio	92.1%	91.0%
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	March 31, 2025	December 31, 2024
Book value per share	$37.98	$38.82
Less: Per share impact of AOCI	(6.60)	(7.34)
Book value per share excluding AOCI	$44.58	$46.16
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended March 31
($ millions)	2025	2024
Annualized net income	$1,096	$1,351
Average stockholders' equity including AOCI (a)	10,396	9,778
Return on equity	10.5%	13.8%

Annualized core income	$1,125	$1,420
Average stockholders' equity excluding AOCI (a)	12,284	12,400
Core return on equity	9.2%	11.5%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.

For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at www.cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.